UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2006

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 25, 2006, Kathryn E. Olson and LeapFrog Enterprises, Inc. (the “Company”) entered into a separation agreement (“Separation Agreement”) pursuant to which Ms. Olson agreed to resign as the Company’s Chief Marketing Officer effective as of September 7, 2006. The Separation Agreement provides for the following severance benefits, subject to certain terms and conditions: 1) a continuation of base salary payments for 12 months; 2) reimbursement of premiums for continued group health insurance coverage through the earlier of September 7, 2007 and the date Ms. Olson becomes eligible for group health insurance through a subsequent employer; 3) accelerated vesting as of the resignation date of 7,500 shares of restricted stock of the Company held by Ms. Olson, which shares would have vested on November 10, 2006 had she been employed with the Company on that date; and 4) up to $10,000 in outplacement services through March 7, 2007. These severance benefits are in lieu of any severance or other benefits Ms. Olson would otherwise have been entitled to, including those set forth in the employment agreement entered into on September 21, 2004 by and between Ms. Olson and the Company, which agreement will terminate upon the effectiveness of the Separation Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description
10.1	Separation Agreement between Leapfrog and Kathryn Olson dated September 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc.
(Registrant)

	By:	/s/ William B. Chiasson
William B. Chiasson
Date: September 29, 2006		Chief Financial Officer